Exhibit 10.37

[execution copy]

Guarantee Agreement

December 24, 2004

SanDisk Corporation

Mitsui Leasing & Development, Ltd.

Guarantee Agreement

     SanDisk Corporation (the “Guarantor”) and Mitsui Leasing & Development, Ltd. (the “Lessor”) hereby enter into this guarantee agreement (the “Agreement”) with respect to the Master Lease Agreement dated December 24, 2004 and individual agreements thereunder (collectively the “Lease Agreement”) by and between the Lessor and IBJ Leasing Co., Ltd. and Sumisho Lease Co., Ltd. (the “Other Lessors”) and Flash Partners Yugen Kaisha (the “Lessee”).

     Unless as otherwise specified in this Agreement, the words defined in the Lease Agreement shall have the same meaning in this Agreement.

Article 1.    (Guarantee)

     The Guarantor shall guarantee the performance, from time to time, of the obligations subject to the guarantee below (the “Guaranteed Obligation”) to the Lessor, jointly and severally with the Lessee (the “Guarantee”).

(Guaranteed Obligation)

     Guaranteed Obligation shall mean payment obligations of lease (lease-ryo), stipulated loss payment (kitei-songaikin), purchase option exercise price (konyu-sentakuken-koshikagaku), terminal rentarl adjustment amount (henkanji-choseikin), break funding cost, late charges (chien-songaikin), and any and all payment obligations of other amounts concerning SD Tranche I and SD Tranche II in individual transactions pursuant to the Lease Agreement; provided that the Guarantor and the Lessor may consult in the event of any doubt concerning “other amounts” as mentioned above.

     In any event, the Guarantor shall not pay any obligation concerning Toshiba Tranche 1 and Toshiba Tranche 2.

Article 2.    (Period of Request for the Performance of Guarantee Obligation)

     In the event the Lessor requests the performance of the Guarantee to the Guarantor, the Lessor shall make a written demand to the Guarantor requesting the performance of the Guaranteed Obligation which the Lessee fails to duly and punctually perform. The Lessor may, upon each failure of due and punctual performance of the Guaranteed Obligation, make a request pursuant to this Article; provided that the delay in making such request will not exempt the Guarantor from the obligations under the Guarantee.

Article 3.    (Performance of Guaranteed Obligation)

3.1	The Guarantor shall, in the event the Lessee fails to perform all or any part of its obligations under the Guaranteed Obligation within 10 business days from each due date, perform the Guarantee in favor of the Lessor within 20 business days from the receipt of the written demand from the Lessor.

3.2	If there is any Guaranteed Obligation in the event of a termination event (kaijo-jiyu) under the Lease Agreement, the Guarantor shall perform the Guarantee within 20 business days from the arrival of the written demand from the Lessor.

3.3	In the event a termination event under the Lease Agreement occurs, the Guarantor may, pursuant to Article 26, Paragraph 7 or Article 26, Paragraph 8 of the Lease Agreement, succeed the rights, obligations and legal title of the Lessee under the Lease Agreement or the rights, obligations and legal title of Other Guarantors (defined below) under and the guarantee agreement dated the same date hereof by and between the Toshiba Corporation (the “Other Guarantor”) and the Other Lessors whereupon such termination event is cured.

3.4	The Guarantor may not exercise the right of subrogation, prior indemnity and post indemnity with respect to the Guarantee against the Lessee until any and all receivables of the Lessor and Other Lessors against the Lessee have been paid in full.

Article 4.    (Relationship with Other Security Rights)

4.1	The guarantee under this Agreement shall be granted in addition to other security interests or guarantees held by the Lessor in connection with the Guaranteed Obligation, and the effectiveness of such other securities or guarantees shall not be affected by the security interests pursuant to this Agreement.

4.2	The Guarantor shall not claim the exemption even if the Lessor, at its reasonable discretion, alter or terminate other security interests or guarantees securing the Guaranteed Obligations, provided, however, that the Lessor shall give at least fifteen (15) days prior notice to the Guarantor in case of such alteration or termination unless the same is contemplated by the Related Agreements (honken-kanren-keiyaku).

Article 5.    (Transfer of Rights and Obligations)

     The Lessor and the Guarantor shall not, without obtaining prior written consent of the other party, transfer or pledge the rights and obligations under this Agreement to any third party, provided, however, this Article shall not prohibit any assignment by the Guarantor to the persons who acquire all or substantial part of assets, business and shares in the Guarantor by means of sale, merger, acquisition or other alteration in management rights.

Article 6.    (Limited Recourse)

     Limitation of liability by the limited recourse pursuant to Article 29, Paragraph 1 of the Lease Agreement shall not intervene the exercise of the rights of the Lessor against the Guarantor pursuant to this Agreement, nor shall the provisions thereof affect the performance of the guarantee obligations pursuant to this Agreement.

Article 7.    (Modification of the Agreement)

     This Agreement may not be modified except with the written consent of the Guarantor, the Lessor and the Other Lessors.

Article 8.    (Governing Law)

     This Agreement shall be governed by, and construed in accordance with, the laws of Japan in every respect.

Article 9.    (Jurisdiction)

     Any and all disputes arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court.

     This Guarantee Agreement shall be prepared in duplicate and the Guarantor and the Lessor shall each retain one copy hereof.

December 24, 2004

SanDisk Corporation

/s/ Eli Harari

By:	Eli Harari
Title:	President and CEO

Mitsui Leasing & Development, Ltd.

/s/ Kanji Miyazaki